Exhibit 99.2
CONSENT OF MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
     We hereby consent to the inclusion of our opinion letter dated August 21, 2005 to the Board of Directors of Eyetech Pharmaceuticals, Inc. as Annex B to the Proxy Statement/Prospectus which forms a part of the Registration Statement on Form S-4 of OSI Pharmaceuticals, Inc. relating to the proposed merger of Merger EP Corporation with and into Eyetech Pharmaceuticals, Inc. and to the references to such opinion and our name in such Proxy Statement/Prospectus under the captions “SUMMARY — Opinion of Eyetech’s financial advisor;” “SUMMARY — The Eyetech Board of Directors' reasons for the merger;” “BACKGROUND AND REASONS FOR THE MERGER — Background;” “BACKGROUND AND REASONS FOR THE MERGER — The Eyetech Board of Directors’ Reasons for the Merger;” and “BACKGROUND AND REASONS FOR THE MERGER — Opinion of Eyetech’s Financial Advisor.” In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission, nor do we thereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Merrill Lynch, Pierce, Fenner & Smith
Incorporated

/s/ Merrill Lynch, Pierce, Fenner &
Smith Incorporated

New York, New York
September 20, 2005